Exhibit 99


On July 23, 1998, WLR Foods, Inc. issued the following press release.


FOR IMMEDIATE RELEASE

                              Investor Contact:   Neil Showalter
                                                  Chief Financial Officer
                                                  (540) 896-7001

                              Media Contact:      Kathleen W. Lawrence
                                                  Director of Corporate
                                                  Communication
                                                  (540) 896-0406



             WLR FOODS REPORTS PENDING SALE OF ASSETS

Broadway, Virginia, July 23, 1998 - WLR Foods, Inc. (NASDAQ: WLRF) today announced plans to sell, in separate transactions, its Cassco Ice and Cold Storage subsidiary and Goldsboro, North Carolina chicken complex. The proceeds of the two sales are expected to exceed $90 million, all of which will be used to reduce debt.

Closings for both transactions are scheduled in August, subject to certain conditions, including the completion of customary due diligence by the purchasers and regulatory approvals. Cassco Ice and Cold Storage, Inc. will be acquired by Packaged Ice, Inc. of Houston, Texas, while Case Foods, Inc., headquartered in Salisbury, Maryland, will acquire the Goldsboro complex.

In making the announcement, James L. Keeler, WLR Foods' President and Chief Executive Officer, said: "We believe that today marks a milestone in our efforts to enhance shareholder value, significantly strengthen our balance sheet and better position the Company for improved performance this fiscal year. I want to thank our employees and vendors of Cassco and Goldsboro as well as our growers for Goldsboro for their dedication and efforts in the past. I am happy to report that the vast majority of them will continue to work with the two acquiring companies."

Mr. Keeler continued: "Cassco has been a strong performer for us since we acquired it in 1990. However, due to its relative size and different operating profile as compared to our poultry business, we believe that Cassco's worth has not been fully reflected in the value of our stock. Its sale will generate a substantial gain over recorded asset value which should be recognized in our first quarter of fiscal 1999. The anticipated reduction in our annual interest costs resulting from the sale of the subsidiary will more than offset Cassco's operating income projected for fiscal 1999. Furthermore, we will continue to use Cassco's warehouses in our poultry operations under an agreement with the purchaser."

"The sale of the Goldsboro chicken complex should also occur in the Company's first quarter of fiscal 1999 and shortly before the
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completion of the conversion of  the Marshville, North Carolina turkey complex to chicken. With the Marshville conversion and an interim supply agreement with the buyer of Goldsboro, we expect to see a smooth transition in our chicken production from Goldsboro to Marshville. We will have no disruption in service to our customers."

Mr. Keeler added: "Our principal reasons for converting Marshville from turkey to chicken were to reduce our turkey volume and to better utilize production facilities. Marshville's initial chicken capacity will be the same as Goldsboro's present capacity and can be doubled, when needed in the future, at a cost approximately one-third of the selling price of Goldsboro. Because of this, we decided to sell Goldsboro, which will also generate a gain over the recorded asset value, and apply all the proceeds toward our debt.

"The proceeds of the sales will reduce our current borrowings by almost half. In addition, with the inclusion of the gains from these asset sales, the Company's debt to total capital ratio is anticipated to once again be below 50%. With dramatically lower borrowings and reduced interest expense, as well as improving fundamentals in our chicken and turkey businesses, we expect to see greatly improved financial performance as we go forward. As a matter of fact, we are already seeing improvement in our financial performance. Even though we and the analysts who follow us expect WLR Foods to report a loss for our fourth quarter of fiscal 1998 which ended June 28, 1998, the month of June was profitable. Assuming continuing favorable poultry prices and feed ingredient costs, our first quarter of fiscal 1999 will be profitable."

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) brand. It is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.

Certain statements in this news release regarding future expectations and financial performance, other than historical information, may be regarded as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on an assessment of a variety of factors, contingencies and uncertainties deemed relevant by management, including technological changes, competitive products and services, management issues as well as risks described from time to time in the Company's report to the Securities and Exchange Commission. As a result, the actual results realized by the Company could differ materially from the statements made herein. Readers of this report are cautioned not to place undue reliance on the forward-looking statements in this report.
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